Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-43613 and Form S-8 No. 333-110013) pertaining to the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) of our report dated June 23, 2004, with respect to the financial statements and schedule of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/  Ernst & Young LLP

Birmingham, Alabama

June 24, 2004